UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):     June 17, 2015

SFX Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-36119	90-0860047
(Commission File Number)	(IRS Employer Identification No.)

902 Broadway, 15th Floor
New York, New York	10010
(Address of principal executive offices)	(Zip Code)

(646) 561-6400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On June 17, 2015, SFX Entertainment, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with certain purchasers party thereto (the “Purchasers”) pursuant to which the Company has agreed to sell to the Purchasers an aggregate of 3,342,555 shares of common stock of the Company (the “Shares”).  Pursuant to the Purchase Agreement, 2,305,210 Shares will be sold to Wolverine Flagship Fund Trading Limited and Virtual Point Holdings, LLC, two investment funds not affiliated with the Company, for aggregate consideration of $10.0 million in cash, representing a purchase price of $4.338 per share, and 1,037,345 Shares will be sold to Sillerman Investment Partners III LLC (“SIC”), an entity controlled by Mr. Robert F.X. Sillerman, the Chairman and Chief Executive Officer of the Company, for aggregate consideration of $5.0 million in cash, representing a purchase price of $4.82 per share, which equals the closing price of the Company’s common stock on NASDAQ immediately preceding the entry into the Purchase Agreement.  The proceeds of the sale of the Shares will be used for general corporate purposes including the repayment of indebtedness.

At the request of the Purchasers (other than SIC) and as a condition to Purchasers’ obligation to consummate the transactions contemplated by the Purchase Agreement, Mr. Sillerman has entered into a letter agreement with each Purchaser (other than SIC) pursuant to which Mr. Sillerman has granted each such Purchaser a put right (the “Put Right”) to sell to him all or a portion of the Shares issued under the Purchase Agreement at a price of $5.25 per share in cash (the “Put Price”), subject to the terms and conditions set forth in the letter agreement. As disclosed by the Company previously, affiliates of Mr. Sillerman have entered into a definitive merger agreement with the Company (the “Merger Agreement”) pursuant to which an affiliate of Mr. Sillerman will acquire all of the Company’s common stock not already owned by him, and the Put Price is equal to the cash merger consideration contemplated by the Merger Agreement.  The Put Right is exercisable during a period beginning on the earliest to occur of (i) January 6, 2016, (ii) the termination of the Merger Agreement or abandonment of the transactions contemplated thereby and (iii) the date on which the Company enters into a definitive agreement with a third-party to acquire all or substantially all of the assets or shares of common stock of the Company, and ending on the later of (x) June 17, 2016 and (y) if the Merger Agreement is terminated, the tenth business day following the public announcement of such termination.  Subject to limited exceptions, the Put Right is not transferrable by any Purchaser.

The foregoing description of the Purchase Agreement and the letter agreement is qualified in its entirety by reference to such agreements, which are filed herewith as Exhibit 10.1 and 99.1 respectively.

Item 3.02              Unregistered Sales of Equity Securities.

The description of the Purchase Agreement under Item 1.01 above is incorporated by reference herein. The Shares will be issued in reliance upon applicable exemptions from registration under Section 4(a)(2) and Regulation D of the Securities Act of 1933, as amended.

Item 9.01              Financial Statements and Exhibits.

(d) Exhibits.

No.	Description
10.1	Securities Purchase Agreement by and among SFX Entertainment, Inc. and the Purchasers party thereto dated June 17, 2015.
99.1	Form of Letter Agreement regarding Put Right by and between Robert F.X. Sillerman and other parties thereto, dated June 17, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SFX ENTERTAINMENT, INC.

Date: June 18, 2015	By:	/s/ Richard Rosenstein
Richard Rosenstein
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Securities Purchase Agreement by and among SFX Entertainment, Inc. and the Purchasers party thereto dated June 17, 2015.
99.1	Form of Letter Agreement regarding Put Right by and between Robert F.X. Sillerman and other parties thereto, dated June 17, 2015.